AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT is made effective as of the 13th day of April, 2015

AMONG:

TIERRA GRANDE RESOURCES, INC., a Nevada corporation with an address at 33 Richardson Street, Level 1, West Perth, Western Australia 6005, Australia

(“Pubco”)

TGRI MERGER CORP., a Nevada corporation and wholly owned subsidiary of Pubco with an address at 33 Richardson Street, Level 1, West Perth, Western Australia 6005, Australia

(“Merger Sub”)

AND:

VNUE, INC., a Washington corporation with an address at 2003 Western Ave #360, Seattle, Washington 98121

(“Priveco”)

WHEREAS:

A.

the Boards of Directors of the Pubco, Merger Sub and Priveco have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of Merger Sub with and into Priveco with Merger Sub as the surviving corporation (the “Merger”);

B.

Pubco, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Nevada Revised Statutes (“NRS”);

C.

pursuant to the Merger, among other things, the outstanding stock of Priveco shall be converted into the Merger Consideration (as hereinafter defined) at the Effective Time (as hereinafter defined); and

D.

it is the intention of the parties that: (i) the Merger shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and (ii) the issuance of the shares under the Merger shall be exempted from registration or qualification under the Securities Act.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.	DEFINITIONS

1.1	Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(b)	“Certificate of Merger” shall mean the certificate of merger filed with the Secretary of State for the State of Nevada in connection with the consummation of the Merger;

(c)

“Closing” shall mean the completion of the Merger, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(d)	“Closing Date” shall mean the date of Closing of the Merger contemplated hereby;

(e)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(f)	“Effective Time” shall mean the time the filing of the Certificate of Merger is accepted by the Secretary of State of the State of Nevada;

(g)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;

(h)

“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(i)	“Merger Consideration” shall mean the shares of Pubco Common Stock issuable in connection with and by virtue of the Merger to the holders of Priveco Stock as contemplated hereby;

(j)	“Priveco Accounting Date” shall mean December 31, 2013;

(k)

“Priveco Financial Statements” shall mean (i) the balance sheets of Priveco (including its predecessor companies) as of December 31, 2012 and December 31, 2013, together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal years ended December 31, 2012 and December 31, 2013 and (ii) the balance sheets of Priveco (including its predecessor companies) as of September 30, 2012 and September 30, 2013, together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal periods ended September 30, 2012 and September 30, 2013;

(l)

“Priveco Stock” shall mean One Hundred Percent (100%) of the preferred and common stock of any series or class of Priveco held by the Selling Shareholders, being all of the issued and outstanding capital stock of Priveco, as set forth in Schedule 2 hereof;

(m)	“Priveco Common Stock” shall mean the fully paid and non-assessable shares of common stock of Priveco;

(n)	“Pubco Common Stock” shall mean the fully paid and non-assessable shares of common stock par value $0.0001 per share of Pubco;

(o)	“SEC” shall mean the United States Securities and Exchange Commission;

(p)	“Securities Act” shall mean the United States Securities Act of 1933, as amended;

(q)	“Selling Shareholders” shall mean all the shareholders of Priveco, as listed on Schedule 1 hereto;

(r)

“Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments.

1.2	Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1	–	Selling Shareholders and Capital Structure Post Closing
Schedule 2	–	Capital Structure of Priveco and its Subsidiaries
Schedule 3	–	Certificate of U.S. Shareholder
Schedule 4	–	Directors and Officers of Priveco
Schedule 5	–	Directors and Officers of Pubco and Merger Sub

1.3	Currency. All references to currency referred to in this Agreement are in United States Dollars (US$), unless expressly stated otherwise.

2.	THE MERGER

            Subject to the satisfaction or waiver of the conditions set forth in Section 5, at the Effective Time, (i) Merger Sub will merge with and into Priveco, and (ii) Merger Sub shall remain the surviving corporation in the Merger as a wholly-owned subsidiary of Pubco.

            The term “Surviving Company” as used herein shall mean Merger Sub, as a wholly-owned subsidiary of Pubco after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Chapter 92A of the NRS.

2.1	Effects of Merger.

(a) From and after the Effective Time and until further amended in accordance with law, (i) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company, except that the identity of the incorporator shall be deleted, and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company.

(b) Pubco, Priveco and Merger Sub, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the NRS and laws of the State of Washington at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either Priveco or Merger Sub, the officers of the Surviving Company are fully authorized in the name of Pubco, Priveco and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

(c) Subject to the provisions of Section 7 and Section 8 hereof, the Closing of the transactions contemplated hereby shall take place on or before March 20, 2015, at the offices of Pubco located at 33 Richardson Street, Level 1, West Perth, Western Australia 6005, Australia, or such other time and place as Priveco and Pubco mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Section 7, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed upon by the parties hereto. On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Secretary of State of the State of Nevada in accordance with the NRS. The Merger shall be effective when the filing of the Certificate of Merger is accepted by the Secretary of State of the State of Nevada. As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

2.2

Effect on Company Common Stock and Merger Sub Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time a total of 507,478,903 shares of Pubco Common Stock shall be issued as follows:

(a) All shares of Priveco Stock of any class or series issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to this Section 2.2) shall automatically be converted into and exchangeable for an aggregate of 477,664,519 fully paid and non-assessable shares of Pubco Common Stock;

(c) All shares of Priveco Stock of any class or series held at the Effective Time by Priveco as treasury stock, if any, will be cancelled and extinguished and no payment will be made with respect to those shares;

(d) All shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non- assessable share of common stock of the Surviving Company;

(e) (i) The property, rights and interests of Priveco shall continue to be the property, rights and interests of the Surviving Company, (ii) the Surviving Company shall continue to be liable for the obligations of Priveco, (iii) an existing cause of action, claim or liability to prosecution in respect of Priveco is unaffected, (iv) a legal proceeding being prosecuted or pending by or against Priveco may be prosecuted or its prosecution may be continued, as the case may be, by or against the Surviving Company, and (e) a conviction against, or a ruling, order or judgment in favor of or against, Priveco may be enforced by or against the Surviving Company;

(f) At the Effective Time, by virtue of the Merger and without any action on the part of Pubco or Priveco, Pubco shall assume all obligations of Priveco under Priveco’s Stock Option Plan (the “Stock Option Plan”); and

(g) an aggregate of 29,814,384 shares of Pubco Common Stock shall be issued c/o Matheau J. W. Stout, Esq. as payment for services performed prior to and in connection with the Merger.

2.3	Rights of Holders of Certificates Evidencing Company Common Stock.

(a) On and after the Effective Time and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Time represented shares of Priveco Common Stock (except shares cancelled or extinguished pursuant to Section 2.2) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Pubco Common Stock into which such shares of Priveco Common Stock shall have been converted pursuant to Section 2.2(a) above. The record holder of each such outstanding certificate representing shares of Priveco Common Stock, shall, after the Effective Time, be entitled to vote the shares of Pubco Common Stock into which such shares of Priveco Common Stock shall have been converted on any matters on which the holders of record of Pubco Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates of Priveco Common Stock, Pubco may rely conclusively upon the record of stockholders maintained by Priveco containing the names and addresses of the holders of record of Priveco Common Stock at the Effective Time.

2.4	Procedure for Exchange of Company Common Stock.

(a) After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Priveco Common Stock (except shares cancelled or extinguished pursuant to Section 2.2), upon surrender of such certificates to the Secretary of Pubco, shall be entitled to receive certificates representing the number of shares of Pubco Common Stock into which shares of Priveco Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.2(a) hereof. Pubco shall not be obligated to deliver any such shares of Pubco Common Stock to which any former holder of shares of Priveco Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Priveco Common Stock shall be cancelled. If there is a transfer of Priveco Common Stock ownership which is not registered in the transfer records of Priveco, a certificate representing the proper number of shares of Pubco Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of Pubco, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of shares of Pubco Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of Pubco that such Tax has been paid or is not applicable, and (z) the issuance of such Pubco Common Stock shall not, in the sole discretion of Pubco, violate the requirements of the Securities Act with respect to the private placement of Pubco Common Stock that will result from the Merger.

(b) All shares of Pubco Common Stock issued upon the surrender for exchange of Priveco Common Stock, in accordance with the above terms and conditions, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Priveco Common Stock.

(c) Any shares of Pubco Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Pubco of a written opinion of counsel for the holder reasonably satisfactory to Pubco to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws. Restrictive legends shall be placed on all certificates representing shares of Pubco Common Stock, issued in the Merger, substantially as follows:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

(d) In the event any certificate for Priveco Common Stock shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of Pubco Common Stock, as may be required pursuant to this Agreement; provided, however, that Pubco, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Pubco or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.5

Dissenting Shares. As a condition of the consummation of the Merger, there shall be no shares of Priveco Common Stock held by stockholders of Priveco who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 13 of the Washington Business Corporations Act (“Dissenting Shares”).

2.6

Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors and officers of Priveco immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of the Surviving Company and applicable law.

2.7

Directors and Officers of Pubco. At the Closing, the Board of Directors of Pubco shall take the following action, to be effective upon the Effective Time: (i) elect to the Board of Directors of Pubco the persons who were directors of Priveco immediately prior to the Closing; and (ii) appoint as the officers of Pubco those persons who were the officers of Priveco immediately prior to the Closing, or, in either case with regard to clauses (i) and (ii), such other persons designated by Priveco. All of the persons serving as directors of Pubco immediately prior to the Closing shall resign immediately following the election of the new directors, and all of the persons serving as officers of Pubco immediately prior to the Closing shall resign immediately following the appointment of the new officers. Immediately after the Effective Time, the newly constituted board of directors of Pubco will appoint the officers of Priveco immediately prior to the Effective Time as the officers of Pubco. The newly-appointed directors and officers of Pubco shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of Pubco and applicable law.

3.	REPRESENTATIONS AND WARRANTIES OF PRIVECO

Priveco represents and warrants to Pubco and Merger Sub, and acknowledges that Pubco and Merger Sub are relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Pubco or Merger Sub, as follows:

3.1

Organization and Good Standing. Priveco is a corporation duly organized, validly existing and in good standing under the laws of Washington State and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Priveco is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which Priveco owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Priveco taken as a whole.

3.2

Authority. Priveco has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Priveco Documents”) to be signed by Priveco and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each of the other Priveco Documents by Priveco and the consummation of the transactions contemplated hereby have been duly authorized by Priveco and the Selling Shareholders. No other corporate or shareholder proceedings on the part of Priveco is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Priveco Documents when executed and delivered by Priveco as contemplated by this Agreement will be, duly executed and delivered by Priveco and this Agreement is, and the other Priveco Documents when executed and delivered by Priveco as contemplated hereby will be, valid and binding obligations of Priveco enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.3

Capitalization of Priveco. The entire authorized capital stock and other equity securities of Priveco consists of 13,000,000 shares of common stock and 3,000,000 shares of Series A stock. All of the issued and outstanding Priveco Stock has been duly authorized, validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the laws of the State of Washington. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Priveco to issue any additional Priveco Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Priveco any Priveco Stock. There are no agreements purporting to restrict the transfer of the Priveco Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the Priveco Stock.

3.4

Title and Authority of Selling Shareholders. The Selling Shareholders are, and will be as of the time of Closing, the registered and beneficial owners of, and will have good and marketable title to, all of the Priveco Stock held by them free and clear of all liens, charges and encumbrances whatsoever; and such Priveco Stock held by such Selling Shareholders has been duly and validly issued and is fully paid and non-assessable stock in the capital of Priveco. The Selling Shareholders have duly approved the performance, execution and delivery of this Agreement in accordance with applicable law and any shareholder or other agreements among them relating to the transferability of the Priveco Stock owned by them on the terms and conditions herein set forth. No other approvals are required to approve the transactions contemplated hereby.

3.5

Holders of Priveco Stock. The Selling Shareholders own all of the issued and outstanding capital stock of Priveco. Schedule 1 contains a true and complete list of the holders of all issued and outstanding Priveco Stock including each holder’s name, address and amount of Priveco Stock held. There are no others shares or securities convertible into the capital stock of Priveco outstanding and no Dissenting Shares of Priveco in connection with the Merger.

3.6	Directors and Officers of Priveco. The duly elected or appointed directors and the duly appointed officers of Priveco are as set out in Schedule 4.

3.7

Corporate Records of Priveco. The corporate records of Priveco, as required to be maintained by it pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute book of Priveco is, in all material respects, correct and contains all records required by all applicable laws, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Priveco.

3.8	Non-Contravention. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger, will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, any material agreement to which Priveco or any of its subsidiaries is a party, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Priveco or any of its subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Priveco or any of its subsidiaries, or any of their respective material property or assets;

(b)	violate any provision of the organizational documents of Priveco, any of its subsidiaries or any applicable laws; or

(c)

violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Priveco, any of its subsidiaries or any of their respective material property or assets.

3.9

Actions and Proceedings. To the best knowledge of Priveco, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Priveco, any of its subsidiaries or which involves any of the business, or the properties or assets of Priveco or any of its subsidiaries that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Priveco and its subsidiaries taken as a whole (a “Priveco Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Priveco Material Adverse Effect.

3.10	Compliance.

(a)

To the best knowledge of Priveco, Priveco and each of its subsidiaries is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Priveco and its subsidiaries;

(b)

To the best knowledge of Priveco, neither Priveco nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Priveco Material Adverse Effect;

(c)

Each of Priveco and its subsidiaries has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents required in connection with the consummation of the Merger contemplated hereby, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Priveco, threatened, and none of them will be adversely affected by the consummation of the Merger; and

(d)

Each of Priveco and its subsidiaries has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Neither Priveco nor any of its subsidiaries has received any notice of any violation thereof, nor is Priveco aware of any valid basis therefore.

3.11

Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Priveco or any of its subsidiaries of the Merger contemplated by this Agreement or to enable Pubco to continue to conduct Priveco’s business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.12

Financial Statements. Priveco has made available to Pubco the audited balance sheets of Priveco as of December 31, 2013 and 2012, and the related statements of income, changes in stockholders’ equity, and cash flows of Priveco for the years then ended (the “Priveco 2013 Annual Financial Statements”), and its unaudited balance sheet as of September 30, 2013 and 2012 and the related unaudited statements of income, change in stockholders’ equity and cash flows of Priveco for the nine-month period then ended (the “Priveco Interim Statements” and together with the Priveco 2013 Annual Financial Statements, the “Priveco Financial Statements”). The Priveco Financial Statements were prepared in accordance with US GAAP consistently applied with past practice (except in each case as described in the notes thereto, and except that the Interim Financial Statements may not include all notes required under US GAAP and may be subject to customary year-end adjustments, which shall not be material, individually or in the aggregate) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Priveco as of the dates of and for the periods referred to in the Priveco Financial Statements and the Priveco Interim Statements, respectively.

3.13

Absence of Undisclosed Liabilities. Neither Priveco nor any of its subsidiaries has any material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $5,000, which:

	(a)	will not be set forth in the Priveco Financial Statements or have not heretofore been paid or discharged;

	(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Pubco; or

(c)

have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Priveco Financial Statements

3.14	Tax Matters.

(a)	As of the date hereof:

(i)

each of Priveco and its subsidiaries has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to Priveco or its subsidiaries, and

	(ii)	all such returns are true and correct in all material respects;

(b)

each of Priveco and its subsidiaries has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Priveco Material Adverse Effect;

(c)

neither Priveco nor any of its subsidiaries is presently under or has received notice of, any contemplated investigation or audit by regulatory or governmental agency of body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)

all Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(e)

to the best knowledge of Priveco, the Priveco Financial Statements will contain full provision for all Taxes including any deferred Taxes that may be assessed to Priveco or its subsidiaries for the accounting period ended on the Priveco Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Priveco Accounting Date or for any profit earned by Priveco on or prior to the Priveco Accounting Date or for which Priveco is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Priveco Financial Statements.

3.15	Absence of Changes. Since the Priveco Accounting Date, neither Priveco nor any of its subsidiaries has:

(a)

incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)

created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Priveco or its subsidiaries to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)

made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)

received notice or had knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)

other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

3.16	Absence of Certain Changes or Events. Since the Priveco Accounting Date, there have not been, nor is there expected to be prior to the time of Closing:

(a)	a Priveco Material Adverse Effect; or

(b)	any material change by Priveco in its accounting methods, principles or practices.

3.17

Subsidiaries. Priveco has two majority owned subsidiaries, VNUE MEDIA, INC. and VNUE TECHNOLOGY, INC. Priveco does not have any other subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations. Each subsidiary of Priveco is a corporation duly organized, validly existing and in good standing under the laws of Washington State and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Each subsidiary of Priveco is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Priveco and its subsidiaries taken as a whole. Priveco owns such majority shares of each subsidiary of Priveco as set forth on the attached capital structure table on Schedule 2 free and clear of all liens, charges or other encumbrances whatsoever and such shares have been duly and validly issued and are fully paid and non-assessable shares in the capital of such subsidiary. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating any subsidiary of Priveco to issue any additional common shares of such subsidiary, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from any subsidiary of Priveco any shares of such subsidiary.

3.18	Certain Transactions. Neither Priveco nor any of its subsidiaries is a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.19

No Brokers. Priveco has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Merger contemplated by this Agreement.

3.20

Completeness of Disclosure. No representation or warranty by Priveco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Pubco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.	REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco and Merger Sub represent and warrant to Priveco, and acknowledge that Priveco is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Priveco, as follows:

4.1

Organization and Good Standing. Pubco and Merger Sub are duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and each has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Pubco is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of Pubco.

4.2

Authority. Each of Pubco and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Pubco Documents”) to be signed by Pubco or Merger Sub and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Pubco Documents by Pubco and Merger Sub and the consummation by Pubco and Merger Sub of the transactions contemplated hereby have been duly authorized by its respective board of directors, and by Pubco as the sole shareholder of Merger Sub, and no other corporate or shareholder approvals on the part of Pubco or Merger Sub are necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Pubco Documents when executed and delivered by Pubco or Merger Sub as contemplated by this Agreement will be, duly executed and delivered by Pubco or Merger Sub and this Agreement is, and the other Pubco Documents when executed and delivered by Pubco or Merger Sub, as contemplated hereby will be, valid and binding obligations of Pubco and Merger Sub enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3

Capitalization. The authorized capital stock of Pubco consists of 20,000,000 shares of preferred stock with a par value of $0.0001 per share (the “Pubco Preferred Stock”) and 750,000,000 shares of common stock with a par value of $0.0001 per share (the “Pubco Common Stock”), of which no shares of Pubco Preferred Stock and 126,869,712 shares of Pubco Common Stock are currently issued and outstanding. All of the issued and outstanding shares of Pubco Common Stock have been duly authorized, are validly issued and are fully paid and non-assessable, are not subject to pre-emptive rights and, to the knowledge of Pubco, were issued in full compliance with all federal, state, and local laws, rules and regulations. Except as contemplated by this Agreement or disclosed to Priveco, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Pubco to issue any additional shares of Pubco Preferred Stock or Pubco Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Pubco any shares of Pubco Preferred Stock or Pubco Common Stock as of the date of this Agreement. There are no agreements purporting to restrict the transfer of the Pubco Preferred Stock or Pubco Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Pubco Preferred Stock or Pubco Common Stock.

4.4	Directors and Officers of Pubco. The duly elected or appointed directors and the duly appointed officers of Pubco are as listed on Schedule 5.

4.5

Corporate Records of Pubco. The corporate records of Pubco, as required to be maintained by it pursuant to the laws of the State of Nevada, are accurate, complete and current in all material respects, and the minute book of Pubco is, in all material respects, correct and contains all material records required by the laws of the State of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Pubco.

4.6	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger, will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Pubco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pubco or any of its material property or assets;

(b)	violate any provision of the applicable incorporation or charter documents of Pubco; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Pubco or any of its material property or assets.

4.7

Validity of Pubco Common Stock Issuable upon the Merger. The Pubco Shares to be issued to the Selling Shareholders upon consummation of the Merger in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

4.8

Actions and Proceedings. To the best knowledge of Pubco, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Pubco, threatened against Pubco which involves any of the business, or the properties or assets of Pubco that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Pubco taken as a whole (a “Pubco Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Pubco Material Adverse Effect.

4.9	Compliance.

(a)

To the best knowledge of Pubco, other than as disclosed in writing to Priveco, Pubco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Pubco;

(b)

To the best knowledge of Pubco, Pubco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Pubco Material Adverse Effect;

(c)

Pubco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Pubco, threatened, and none of them will be affected in a material adverse manner by the consummation of the Merger; and

(d)

To the best of its knowledge, Pubco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Pubco has not received any notice of any violation thereof, nor is Pubco aware of any valid basis therefore.

4.10

Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Pubco of the Merger contemplated by this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted, except as disclosed to Priveco.

4.11	Absence of Undisclosed Liabilities. Pubco has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Priveco; or

(b)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business.

4.12	Tax Matters.

(a)	As of the date hereof:

(i)

Pubco has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them, and

(ii)	all such returns are true and correct in all material respects;

(b)	Pubco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof;

(c)

Pubco is not presently under and has not received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof; and

(d)

All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

4.13	Absence of Changes. Except as contemplated in this Agreement, Pubco has not:

(a)

incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)

created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Pubco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)

made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)

received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)

other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

4.14	Absence of Certain Changes or Events. There has not been:

	(a)	a Pubco Material Adverse Effect; or

	(b)	any material change by Pubco in its accounting methods, principles or practices.

4.15	Subsidiaries. Except as disclosed in this Agreement, Pubco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

4.16	Personal Property. There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Pubco.

4.17	Employees and Consultants. Pubco does not have any employees or consultants other than those disclosed to in writing to Privco.

4.18

Material Contracts and Transactions. Other than as expressly contemplated by this Agreement, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Pubco is a party except as disclosed to Priveco.

4.19	No Brokers. Pubco has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Merger contemplated by this Agreement.

4.20

Completeness of Disclosure. No representation or warranty by Pubco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Priveco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

5.	CLOSING CONDITIONS

5.1

Conditions Precedent to Closing by Pubco. The obligation of Pubco and Merger Sub to consummate the Merger is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing. The Closing of the Merger contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Pubco and Merger Sub and may be waived by Pubco in its sole discretion.

(a)

Representations and Warranties. The representations and warranties of Priveco set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Priveco shall have delivered to Pubco a certificate dated as of the Closing Date, to the effect that the representations and warranties made by Priveco in this Agreement are true and correct.

(b)

Performance. All of the covenants and obligations that Priveco is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

(c)

Transaction Documents. This Agreement, the Priveco Documents, the Priveco Financial Statements and all other documents necessary or reasonably required to consummate the Merger, all in form and substance reasonably satisfactory to Pubco, shall have been executed and delivered to Pubco.

(d)	No Material Adverse Change. No Priveco Material Adverse Effect will have occurred since the date of this Agreement.

(e)	No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Merger to be rescinded following consummation.

(f)

Due Diligence Generally. Pubco and its solicitors shall be reasonably satisfied with their due diligence investigation of Priveco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Merger.

5.2

Conditions Precedent to Closing by Priveco. The obligation of Priveco to consummate the Merger is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing. The Closing of the Merger will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Priveco and may be waived by Priveco in its discretion.

(a)

Representations and Warranties. The representations and warranties of Pubco and Merger Sub set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Pubco will have delivered to Priveco a certificate dated the Closing Date, to the effect that the representations and warranties made by Pubco and Merger Sub in this Agreement are true and correct.

(b)

Performance. All of the covenants and obligations that Pubco is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Pubco must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)

Transaction Documents. This Agreement, the Pubco Documents and all other documents necessary or reasonably required to consummate the Merger, all in form and substance reasonably satisfactory to Priveco, will have been executed and delivered by Pubco.

(d)

Trading in the Pubco Common Stock shall not have been suspended by any trading market at any time since the date of execution of this Agreement, and the Pubco Common Stock shall have been at all times since such date listed for trading on a trading market.

(e)

Other than as disclosed to Priveco, there shall not be any outstanding obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) of Pubco or Merger Sub, whether or not known to Pubco or Merger Sub, as of the Closing.

	(f)	No Material Adverse Change. No Pubco Material Adverse Effect will have occurred since the date of this Agreement.

(g)

No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Merger to be rescinded following consummation.

(h)

Due Diligence. Priveco shall have completed its legal, accounting and business due diligence of the Pubco and Merger Sub and the results thereof shall be satisfactory to the Priveco in its sole and absolute discretion.

6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1

Notification of Financial Liabilities. Priveco and Pubco will immediately notify the other if either party receives any advice or notification from its independent certified public accounts that the other party has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of such party, any properties, assets, Liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect.

6.2	Access and Investigation. Between the date of this Agreement and the Closing Date, Priveco, on the one hand, and Pubco, on the other hand, will cause each of their respective representatives to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)

furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c)	furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to co- operate with the other party and its representatives in connection with such investigations.

6.3

Confidentiality. All information regarding the business of Priveco including, without limitation, financial information that Priveco provides to Pubco during Pubco’s due diligence investigation of Priveco will be kept in strict confidence by Pubco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Pubco or disclosed to any third party (other than Pubco’s professional accounting and legal advisors) without the prior written consent of Priveco. If the Merger contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Priveco, Pubco will immediately return to Priveco (or as directed by Priveco) any information received regarding Priveco’s business. Likewise, all information regarding the business of Pubco including, without limitation, financial information that Pubco provides to Priveco during its due diligence investigation of Pubco will be kept in strict confidence by Priveco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Priveco or disclosed to any third party (other than Priveco’s professional accounting and legal advisors) without Pubco’s prior written consent. If the Merger contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Pubco, Priveco will immediately return to Pubco (or as directed by Pubco) any information received regarding Pubco’s business. Neither Priveco, the Selling Shareholders nor any of their directors, officers, employees, associates or affiliates shall trade in any securities of Pubco until after the Closing of the transactions contemplated hereby and then only in accordance with applicable securities rules.

6.4

Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.5

Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, Priveco and Pubco will not, directly or indirectly, solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of Priveco or Pubco, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

6.6

Conduct of Priveco and Pubco Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that Pubco otherwise consents in writing, Priveco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that Priveco otherwise consents in writing, Pubco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.7

Certain Acts Prohibited – Priveco. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, Priveco will not, without the prior written consent of Pubco:

(a)	amend its Certificate of Organization, Articles of Organization or other formation documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Priveco except in the ordinary course of business;

(c)	dispose of or contract to dispose of any Priveco property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)	issue, deliver, sell, pledge or otherwise encumber or subject to a lien any Priveco Stock, or any rights, warrants or options to acquire, any such stock;

6.8

Certain Acts Prohibited - Pubco. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, Pubco will not, without the prior written consent of Priveco:

	(a)	incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of Pubco except in the ordinary course of business consistent with past practice;

	(b)	dispose of or contract to dispose of any Pubco property or assets except in the ordinary course of business consistent with past practice;

	(c)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Pubco Common Stock; or

	(d)	materially increase benefits or compensation expenses of Pubco, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

6.9

Public Announcements. Pubco and Priveco each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Merger contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement.

6.10

Pubco Directors and Officers. The current directors of Pubco shall appoint certain officers from Priveco as officers of Pubco on the Closing Date. In addition, the current directors of Pubco shall resign from all officer and director positions (both of Pubco and Merger Sub) and the Pubco’s board of directors shall consist of such individuals as shall have been designated by Priveco immediately prior to the Closing Date. The names of the directors and officers after the Closing is set forth on Schedule 5.

6.11

No Consolidations. For a period of Twelve (12) months from the Closing Date, Pubco agrees not to undertake any consolidations, or reverse splits, of Pubco Common Stock unless approved in writing by all parties to this Agreement.

7.	CLOSING

7.1

Closing. The Closing shall take place on the Closing Date electronically, through the exchange of countersigned documents. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Priveco and Pubco, provided such undertakings are satisfactory to each party’s respective legal counsel.

7.2	Closing Deliveries of Priveco. At Closing, Priveco will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Pubco:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Priveco evidencing approval of this Agreement and the Merger;

(b)	all certificates and other documents required by Section 5.1 of this Agreement;

(c)	the Priveco Documents and any other necessary documents, each duly executed by Priveco, as required to give effect to the Merger; and

(d)	copies of all other agreements and arrangements required by this Agreement.

7.3	Closing Deliveries of Pubco. At Closing, Pubco will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Priveco:

	(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Pubco and Merger Sub evidencing approval of this Agreement and the Merger;

	(b)	all certificates and other documents required by Section 5.2 of this Agreement;

	(c)	resolutions and resignations required to effect the changes in directors and officers stipulated by this Agreement;

	(d)	the Pubco Documents and any other necessary documents, each duly executed by Pubco, as required to give effect to the Merger.

8.	TERMINATION

8.1	Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

	(a)	mutual agreement of Pubco and Priveco;

(b)

Pubco, if there has been a material breach by Priveco or any of the Selling Shareholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Priveco or the Selling Shareholders that is not cured, to the reasonable satisfaction of Pubco, within ten business days after notice of such breach is given by Pubco (except that no cure period will be provided for a breach by Priveco or the Selling Shareholders that by its nature cannot be cured);

(c)

Priveco, if there has been a material breach by Pubco of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Pubco that is not cured by the breaching party, to the reasonable satisfaction of Priveco, within ten business days after notice of such breach is given by Priveco (except that no cure period will be provided for a breach by Pubco that by its nature cannot be cured);

	(d)	Pubco or Priveco, if the Merger is not closed by April 30, 2015, unless the parties hereto agree to extend such date in writing; or

(e)

Pubco or Priveco if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Merger contemplated by this Agreement has become final and non-appealable.

8.2

Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

9.	INDEMNIFICATION, REMEDIES, SURVIVAL

9.1

Certain Definitions. For the purposes of this Section 9, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Pubco or Priveco including damages for lost profits or lost business opportunities.

9.2

Agreement of Priveco to Indemnify. Priveco will indemnify, defend, and hold harmless, to the full extent of the law, Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)

the breach by Priveco of any representation or warranty of Priveco contained in or made pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Priveco of any covenant or agreement of Priveco made in or pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement.

9.3

Agreement of Pubco to Indemnify. Pubco will indemnify, defend, and hold harmless, to the full extent of the law, Priveco from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Priveco by reason of, resulting from, based upon or arising out of:

(a)

the breach by Pubco of any representation or warranty of Pubco contained in or made pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Pubco of any covenant or agreement of Pubco made in or pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement.

10.	MISCELLANEOUS PROVISIONS

10.1

Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.

10.2

Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

10.3	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.4	Expenses. Each party will bear all its own costs incurred in connection with the preparation, execution and performance of this Agreement and the Merger contemplated hereby.

10.5

Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.6

Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses (or at such other address for a party as will be specified by like notice) on the first page of this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;

(b)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(d)	in the case of mailing, on the fifth business day following mailing.

10.7	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.8	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

10.9	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.10	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

10.11

Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

10.12	Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

10.13

Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a legal holiday in the State of Nevada, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such a legal holiday.

10.14

Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.15	Fax Execution. The delivery of executed signature pages of this Agreement by fax or email will be effective for all purposes.

10.16	Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

[REMAINDER INTENTIONALLY BLANK. SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

TIERRA GRANDE RESOURCES, INC.

By:	/s/ Andrew Gasmier
Authorized Signatory
Name: ANDREW GASMIER
Title: Chief Executive Officer

TGRI MERGER CORP.

By:	/s/ Andrew Gasmier
Authorized Signatory
Name: ANDREW GASMIER
Title: President

VNUE, INC.

By:	/s/ Matthew Carona
Authorized Signatory
Name: Matthew Carona
Title: Chief Executive Officer